Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO

PURCHASE AND SALE AGREEMENT

This Amendment No. 1 to Purchase and Sale Agreement (this “Amendment”) is entered into as of the 22nd day of October, 2012, by and between Mobile Devices Holdings, LLC (“Buyer”) and Polycom, Inc. (“Seller”) and amends the Purchase and Sale Agreement dated as of May 10, 2012 by and between Buyer and Seller (the “Purchase Agreement”). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, the Parties desire to amend and supplement the Purchase Agreement; and

WHEREAS, pursuant to Section 13.2 of the Purchase Agreement, provisions of the Purchase Agreement may be amended or waived by the Parties by execution of an instrument in writing duly executed and delivered by each of the Parties.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Section 1.2 of the Purchase Agreement.

(a) The listing of the following defined terms are hereby deleted from Section 1.2 of the Purchase Agreement:

Assumed Benefit Plans	4.16	(a)
Company Balance Sheet	4.7	(a)
Company Financial Statements	4.7	(a)
Company Material Contracts	4.13	(a)
Governmental Approvals	4.2
In-License	4.13	(a)
Leased Real Property	4.10	(b)
Leases	4.10	(b)
Out-License	4.13	(a)
Seller-Held Exclusive Business Contract	4.13	(d)
Seller-Held Material Business Contracts	4.13	(c)
Seller-Held Non-Exclusive Business Contract	4.13	(e)
Side Letter	2.1	(a)

(b) The following defined terms are hereby added in alphabetical order:

2013 EBITDA Dispute Resolution Period	2.1	(j)(iii)
2013 EBITDA Dispute Statement	2.1	(j)(ii)
2013 EBITDA Statement	2.1	(j)(ii)
2013 EBITDA Statement Review Period	2.1	(j)(ii)
Amendment No. 2	3.3	(b)(v)(ii)
Change of Control	2.1	(k)(v)
EBITDA	2.1	(j)(v)
FY 2013	2.1	(j)(ii)
FY 2014	2.1	(k)(i)
FY 2015	2.1	(k)(i)
FY 2016	2.1	(k)(i)
Performance Period	2.1	(k)(i)
Performance Period Dispute Resolution Period	2.1	(k)(ii)
Performance Period Dispute Statement	2.1	(k)(i)
Performance Period Review Period	2.1	(k)(i)
Performance Period Statement	2.1	(k)(i)
Sales Revenue…	2.1	(k)(iv)
Threshold EBITDA	2.1	(k)(iii)(A)
Threshold Sales Revenue	2.1	(k)(iii)(A)

2. Amendment of Section 2.1(a) of the Purchase Agreement.

(a) The words “One Hundred and Ten Million Dollars ($110,000,000.00)” in the first sentence of Section 2.1(a) of the Purchase Agreement are hereby deleted and replaced with the words “Fifty-Three Million Dollars ($53,000,000.00)”.

(b) The second sentence of Section 2.1(a) of the Purchase Agreement (which reads, “In addition, the parties agree that Buyer may pay Seller up to Four Million Dollars ($4,000,000) in accordance with the terms of the letter dated as of May 10, 2012 between Buyer and Seller (the “Side Letter”).”) is hereby deleted.

(c) The following sentence is hereby added to the end of Section 2.1(a) of the Purchase Agreement: “In addition, the parties agree that Buyer may (if the conditions set forth in Section 2.1(j) are satisfied) pay Seller up to Seven Million Dollars ($7,000,000) in accordance with the terms of Section 2.1(j) and the Company and its Subsidiaries may (if the conditions set forth in Section 2.1(k) are satisfied) pay Seller up to Fifty Million Dollars ($50,000,000) in accordance with the terms of Section 2.1(k).”

3. Amendment of Section 2.1(b)(viii) of the Purchase Agreement. Section 2.1(b)(viii) of the Purchase Agreement is hereby deleted and replaced with the following:

“Target Net Working Capital” shall mean $10,337,000.

4. Addition of Section 2.1(j) to the Purchase Agreement. The following Section 2.1(j) is hereby added to the Purchase Agreement:

(j) (i) Upon execution of Amendment No. 1 to this Agreement, Buyer delivered to Seller a complete and accurate copy of an executed commitment letter from the Sponsor pursuant to which the Sponsor committed to provide, subject to the terms and conditions set forth therein, equity financing for the payments that may arise pursuant to this Section 2.1(j).

(ii) No later than thirty days after the completion of the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2013 (“FY 2013”), Buyer will provide Seller with Buyer’s good faith calculation of EBITDA for FY 2013, together with reasonably detailed supporting documentation for such calculations (the “2013 EBITDA Statement”) and any additional documentation and information reasonably requested by Seller (which shall be promptly provided by Buyer). Buyer shall provide Seller and its Representatives with full access (with the right to make copies), during normal business hours and upon advance notice, to the work papers of Buyer, its accountants or any of its other Representatives related to the preparation of the 2013 EBITDA Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant documentation and information of the Company and its Subsidiaries, and Buyer shall make available its employees knowledgeable about the information used in, and the preparation of, the 2013 EBITDA Statement (including all relevant Business Employees, wherever located). Seller shall have thirty (30) calendar days following its receipt of the 2013 EBITDA Statement (the “2013 EBITDA Statement Review Period”) to review the same together with all documentation and information requested in accordance with this Section 2.1(j) (which shall be promptly provided by Buyer). On or before the expiration of the Review Period, Seller may deliver to Buyer a written statement disputing the 2013 EBITDA Statement. In the event that Seller shall dispute the 2013 EBITDA Statement, such statement shall include a detailed itemization of Seller’s objections and the reasons therefor (such statement, a “2013 EBITDA Dispute Statement”). Any component of EBITDA for FY 2013 that is not disputed in a 2013 EBITDA Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a 2013 EBITDA Dispute Statement to Buyer within the 2013 EBITDA Statement Review Period, the 2013 EBITDA Statement shall be final and binding on the Parties and not subject to appeal.

(iii) If Seller delivers a 2013 EBITDA Dispute Statement during the 2013 EBITDA Statement Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the 2013 EBITDA Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the 2013 EBITDA Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “2013 EBITDA Dispute Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the 2013 EBITDA Dispute Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the 2013 EBITDA Dispute Resolution Period, Buyer and Seller shall submit all items then remaining in dispute with respect to the 2013 EBITDA Dispute Statement to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects all revisions made to such Party’s proposal as a result of the negotiations during the 2013 EBITDA Dispute Resolution Period and outlining the items that remain in dispute at the time of the submission only). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall (i) make any calculations in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies as were employed in the preparation of the Company and its Subsidiaries’ audited financial statements for FY 2013, (ii) determine only those items remaining in dispute between Buyer and Seller, and (iii) only be permitted or authorized to determine the dispute either as the EBITDA for FY 2013 proposed by Buyer in its submission to the Accounting Firm or the EBITDA for FY 2013 as proposed by Seller in its submission to the Accounting Firm. Each of Buyer and Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the dispute, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated to the Party whose submission was not selected as the successful submission by the Accounting Firm. Neither party shall engage in ex parte communications with the Accounting Firm with respect to the Transactions until the Accounting Firm issues its final determination.

(iv) As soon as practicable (and in any event within three Business Days) following the final determination of EBITDA for FY 2013 in accordance with this Section 2.1(j):

(A) if EBITDA for FY 2013 is more than Ten Million Dollars ($10,000,000), Buyer will pay Seven Million Dollars ($7,000,000) to Seller, and

(B) if EBITDA for FY 2013 is less than or equal to Ten Million Dollars ($10,000,000), no amount will be due pursuant to this Section 2.1(j) and the equity commitment letter delivered by Sponsor with respect to this Section 2.1(j) shall automatically terminate.

(v) “EBITDA” means, for any period, as measured with respect to the Business, and without duplication, net income plus (i) interest expense which has been deducted in the determination of net income, plus (ii) federal, state and local income Taxes (if any) which have been deducted in determining Net Income, plus (iii) depreciation and amortization expenses which have been deducted in determining net income, including without limitation amortization of capitalized transaction expenses incurred in connection with the transactions contemplated hereby, plus (iv) extraordinary or non-recurring losses and charges which have been deducted in the determination of net income, to the extent such losses are non-cash items, plus (v) all management fees paid by the Company and its Subsidiaries in cash to Sponsor or its Affiliates, minus (vi) any gain resulting from the sale of any assets (other than the sale of inventory in the ordinary course of business), or any extraordinary or non-recurring gain, which has been included in the determination of net income, plus (vii) any loss resulting from the sale of any assets (other than the sale of inventory in the ordinary course of business) which has been deducted in the determination of net income. Each item used in calculating EBITDA (including net income) shall be determined in accordance with GAAP consistently applied in accordance with the accounting principles utilized in the Company and its Subsidiaries’ audited financial statements. However, for FY 2013 and FY 2014, the calculation of net income shall account for the normalization of the cost structure of the Business as it operates independently from Seller. As such, the operating expenses (as defined below) included in the calculation of net income will be the greater of (a) the operating expenses per the Company’s audited financial statements in such fiscal period, or (b) the operating expenses in the last fiscal quarter of the respective fiscal period multiplied by a factor of four (4). Such operating expenses will include, but are not limited to, engineering expenses, product management expenses, sales and marketing expenses, and general and administrative expenses.

If, after the Closing, Buyer or the Company or its Subsidiaries closes an “add-on acquisition,” the Parties will negotiate in good faith to fairly adjust this Section 2.1(j) and Section 2.1(k) such that neither Party benefits or is harmed by such add-on acquisition (it being agreed that any incremental EBITDA or Sales Revenue generated from such acquisition, including synergies related thereto and all integration and other costs related to such acquisition, shall be excluded from the calculation of EBITDA or Sales Revenue for purposes of this Section 2.1(j) and Section 2.1(k)). Similarly, if, after the Closing, Buyer or the Company or its Subsidiaries close a “divestiture” or “sale transaction” involving a material portion of the Company’s or its Subsidiaries’ assets (other than sales in the ordinary course of business), the Parties will negotiate in good faith to adjust this Section 2.1(j) and Section 2.1(k) such that neither Party is unfairly harmed or enriched by such adjustment (it being agreed that the thresholds set forth herein shall be adjusted to appropriately to reflect the loss of EBITDA or Sales Revenue as a result of such sale). If the Parties cannot agree within thirty days, the Parties will submit the dispute to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects such Party’s proposal). The Accounting Firm shall as an expert and not an arbitrator. Each of

Buyer and Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions, to provide supporting material to the Accounting Firm in defense of their respective positions and to submit a written statement responding to the other party’s position and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to select either Buyer’s proposal or Seller’s proposal, based upon which proposal it deems to be most consistent with the intent of this Agreement, in a written determination within thirty (30) calendar days of engagement, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated to the Party whose proposal is not chosen by the Accounting Firm. Neither party shall engage in ex parte communications with the Accounting Firm with respect to the dispute until the Accounting Firm issues its final determination.

5. Addition of Section 2.1(k) to the Purchase Agreement. The following Section 2.1(k) is hereby added to the Purchase Agreement:

(k) (i) No later than thirty days after the completion of the audited financial statements of the Company and its Subsidiaries for each of FY 2013, the Company and its Subsidiaries’ fiscal year ended December 31, 2014 (“FY 2014”), the Company and its Subsidiaries’ fiscal year ended December 31, 2015 (“FY 2015”) and the Company and its Subsidiaries’ fiscal year ended December 31, 2016 (“FY 2016” and together with FY 2013, FY 2014 and FY 2015, a “Performance Period”), Buyer will provide Seller with Buyer’s good faith calculation of EBITDA and Sales Revenue for such Performance Period, together with reasonably detailed supporting documentation for such calculations (a “Performance Period Statement”) and any additional documentation and information reasonably requested by Seller (which shall be promptly provided by Buyer). Buyer shall provide Seller and its Representatives with full access (with the right to make copies), during normal business hours and upon advance notice, to the work papers of Buyer, its accountants or any of its other Representatives related to the preparation of the Performance Period Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant documentation and information of the Company and its Subsidiaries, and Buyer shall make available its employees knowledgeable about the information used in, and the preparation of, the Performance Period Statement (including all relevant Business Employees, wherever located). Seller shall have thirty (30) calendar days following its receipt of a Performance Period Statement (a “Performance Period Review Period”) to review the same together with all documentation and information requested in accordance with this Section 2.1(j) (which shall be promptly provided by Buyer). On or before the expiration of a

Performance Period Review Period, Seller may deliver to Buyer a written statement disputing the applicable Performance Period Statement. In the event that Seller shall dispute a Performance Period Statement, such statement shall include a detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Performance Period Dispute Statement”). Any component of EBITDA and Sales Revenue for a Performance Period that is not disputed in a Performance Period Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a Performance Period Dispute Statement to Buyer within the applicable Performance Period Review Period, the Performance Period Statement shall be final and binding on the Parties and not subject to appeal.

(ii) If Seller delivers a Performance Period Dispute Statement during the applicable Performance Period Statement Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Performance Period Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Performance Period Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “Performance Period Dispute Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the Performance Period Dispute Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the Performance Period Dispute Resolution Period, Buyer and Seller shall submit all items then remaining in dispute with respect to the Performance Period Dispute Statement to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects all revisions made to such Party’s proposal as a result of the negotiations during the Performance Period Dispute Resolution Period and outlining the items that remain in dispute at the time of the submission only). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall (i) make any calculations in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies as were employed in the preparation of the Company and its Subsidiaries’ audited financial statements for FY 2013, (ii) determine only those items remaining in dispute between Buyer and Seller, and (iii) only be permitted or authorized to determine the dispute either as the EBITDA and Sales Revenue as proposed by Buyer in its submission to the Accounting Firm or as the EBITDA and Sales Revenue as proposed by Seller in its submission to the Accounting Firm. Each of Buyer and Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the dispute, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated to the Party whose submission was not selected as the successful submission by the Accounting Firm. Neither party shall engage in ex parte communications with the Accounting Firm with respect to the Transactions until the Accounting Firm issues its final determination.

(iii) As soon as practicable (and in any event within three Business Days) following the final determination of EBITDA and Sales Revenue for the relevant Performance Period in accordance with this Section 2.1(j):

(A) If either (x) EBITDA for FY 2013 is less than or equal to Fifteen Million Dollars ($15,000,000) (“Threshold EBITDA”) or (y) Sales Revenue for FY 2013 is less than or equal to Sixty Million Dollars ($60,000,000) (“Threshold Sales Revenue”), then no payment will be made pursuant to this Section 2.1(k) with respect to FY 2013. If both (x) EBITDA for FY 2013 exceeds Threshold EBITDA and (y) Sales Revenue for FY 2013 exceeds Threshold Sales Revenue, then the Company will pay Seller the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000), and (B) an amount equal to eighty percent (80%) multiplied by the amount by which EBITDA for FY 2013 exceeds the Threshold EBITDA.

(B) If either (x) EBITDA for FY 2014 is less than or equal to Threshold EBITDA or (y) Sales Revenue for FY 2014 is less than or equal to Threshold Sales Revenue, then no payment will be made pursuant to this Section 2.1(k) with respect to FY 2014. If both (x) EBITDA for FY 2014 exceeds Threshold EBITDA and (y) Sales Revenue for FY 2014 exceeds Threshold Sales Revenue, then the Company will pay Seller the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000), and (B) an amount equal to sixty-five percent (65%) multiplied by the amount by which EBITDA for FY 2014 exceeds the Threshold EBITDA.

(C) If either (x) EBITDA for FY 2015 is less than or equal to Threshold EBITDA or (y) Sales Revenue for FY 2015 is less than or equal to Threshold Sales Revenue, then no payment will be made pursuant to this Section 2.1(k) with respect to FY 2015. If both (x) EBITDA for FY 2015 exceeds Threshold EBITDA and (y) Sales Revenue for FY 2015 exceeds Threshold Sales Revenue, then the Company will pay Seller the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000), and (B) an amount equal to fifty-five percent (55%) multiplied by the amount by which EBITDA for FY 2015 exceeds the Threshold EBITDA.

(D) If either (x) EBITDA for FY 2016 is less than or equal to Threshold EBITDA or (y) Sales Revenue for FY 2016 is less than or equal to Threshold Sales Revenue, then no payment will be made pursuant to this Section 2.1(k) with respect to FY 2016. If either (x) EBITDA for FY 2016 exceeds Threshold EBITDA and (y) Sales Revenue for FY 2016 exceeds Threshold Sales Revenue, then the Company will pay Seller the lesser of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000), and (B) an amount equal to fifty percent (50%) multiplied by the amount by which EBITDA for FY 2016 exceeds the Threshold EBITDA.

(iv) “Sales Revenue” means the revenues earned by the Company and its Subsidiaries from customers on account of products or services provided by the Business to its customers which has been or is expected to be collected within 90 days, net of discounts and deductions for returned merchandise, calculated in accordance with GAAP consistently applied in accordance with the accounting principles utilized in the Company and its Subsidiaries’ audited financial statements.

(v) If, after the Closing and prior to the final determination of EBITDA for FY 2016 and Sales Revenue for FY 2016, the Company undergoes a Change of Control, the Company will calculate EBITDA and Sales Revenue for the twelve months immediately preceding the Change of Control, calculate the payments that would be payable using such EBITDA and Sales Revenue figures for each of the remaining Performance Periods based on the thresholds and percentages set forth herein, and pay such total amount in a lump sum; provided, that upon the payment of such amount, no further payments will be due pursuant to this Section 2.1(k) for any Performance Periods. A “Change of Control” means either (i) any consolidation, merger or other transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding capital stock by a single Person or by a group of Persons acting in concert, or (ii) any sale or transfer of all or substantially all of the Company’s assets (whether by sale of assets, consolidation, merger or otherwise); provided, however, that the term “Change of Control” shall not include transactions either (x) with Affiliates of the Company or Sponsor or (y) pursuant to which fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned or controlled (by agreement or otherwise), directly or indirectly, by Sponsor or its Affiliates.

6. Addition of Section 2.1(l) to the Purchase Agreement. The following Section 2.1(l) is hereby added to the Purchase Agreement:

(l) Seller agrees and acknowledges that Sponsor and its Affiliates may provide capital to Buyer and the Company and its Subsidiaries in any form or structure in their sole discretion (including through secured and unsecured indebtedness).

7. Addition of Section 2.1(m) to the Purchase Agreement. The following Section 2.1(m) is hereby added to the Purchase Agreement:

(m) Except as set forth on the attached Schedule 2.1(m), none of Seller, the Company nor its Subsidiaries have increased the compensation of any member of the Business’s or the Company or its Subsidiaries’ management, whether by an increase in salary, benefits, bonus or otherwise, or entered into any verbal or written agreement to do so, at any time from May 10, 2012 through the date of this Amendment No. 1 to this Agreement. Seller agrees that it will be liable to pay the “appreciation bonuses” payable on October 31, 2012. Seller agrees that it will not, and will cause the Company and its Subsidiaries not to, make any written or verbal commitment to increase the compensation (whether by salary, benefits, bonuses or otherwise) of any employee of the Business or the Company or its Subsidiaries at any time after the date of Amendment No. 1 to this Agreement until the Closing.

8. Amendment of Section 3.1 of the Purchase Agreement. The first sentence of Section 3.1 of the Purchase Agreement is hereby deleted and replaced with the following:

Unless this Agreement is validly terminated pursuant to Section 11.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing); provided that Buyer may at its option elect to postpone the Closing Date to a date no later than December 15, 2012; provided, further, that Buyer will use its reasonable best efforts to close on or prior to November 30, 2012. The Closing will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller.

9. Amendment of Section 3.2(a)(v) of the Purchase Agreement. Section 3.2(a)(v) (regarding Permits) of the Purchase Agreement is hereby deleted and replaced with “(v) [Intentionally Deleted]”.

10. Addition of Section 3.2(a)(xiii) to the Purchase Agreement. The following Section 3.2(a)(xiii) is hereby added to the Purchase Agreement:

(xiii) The Parties agree that the deliveries set forth in Section 3.2(a)(i) (stock certificate and stock power), Section 3.2(a)(ii) (Intercompany Note and allonge), Section 3.2(a)(iii) (receipt), Section 3.2(a)(vi) (termination of intercompany accounts), Section 3.2(a)(vii) (FIRPTA affidavit), Section 3.2(a)(viii) (certified charters) and Section 3.2(a)(ix) (certified resolutions) shall be in the form previously agreed to between the Parties or their legal advisors subject solely to execution as appropriate by the Parties.

11. Amendment of Section 3.3(a)(i) of the Purchase Agreement. Section 3.3(a)(i) (Receipt of Requisite Regulatory Approvals) of the Purchase Agreement is hereby deleted and replaced with “(i) [Intentionally Deleted]”.

12. Amendment of Section 3.3(a)(iii) of the Purchase Agreement. Section 3.3(a)(iii) (IT Systems) of the Purchase Agreement is hereby deleted and replaced with “(iii) [Intentionally Deleted]”.

13. Amendment of Section 3.3(b)(i)(A) of the Purchase Agreement. Section 3.3(b)(i)(A) (i.e., the bringdown of the representations and warranties other than the Fundamental Reps and the Sufficiency Rep) is hereby deleted and replaced with “(A) [Intentionally Deleted]”.

14. Amendment of Section 3.3(b)(ii) of the Purchase Agreement. Section 3.3(b)(ii) (regarding compliance with covenants) is hereby deleted and replaced with “Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing; provided, however, that solely with respect to this Section 3.3(b)(ii), and, for purposes of clarity, not with respect to any indemnification obligations, Buyer waives any historical breaches of covenants which occurred on or prior to the date of Amendment No. 1 to this Agreement.”

15. Amendment of Section 3.3(b)(iv)(A) of the Purchase Agreement. Section 3.3(b)(iv)(A) (regarding release of Liens) is hereby deleted and replaced with “(A) [Intentionally Deleted]”.

16. Amendment of Section 3.3(b)(iv)(B) of the Purchase Agreement. Section 3.3(b)(iv)(B) (regarding payoff letters) is hereby deleted and replaced with “(B) [Intentionally Deleted]”.

17. Amendment of Section 3.3(b)(iv)(C) of the Purchase Agreement. Section 3.3(b)(iv)(C) (regarding required third-party approvals) is hereby deleted and replaced with “(C) [Intentionally Deleted]”.

18. Amendment of Section 3.3(b)(iv)(D) of the Purchase Agreement. Section 3.3(b)(iv)(D) (regarding the SpectraLink Leases) is hereby deleted and replaced with “(D) [Intentionally Deleted]”.

19. Addition of Section 3.3(b)(v) to the Purchase Agreement. The following Section 3.3(b)(v) is hereby added to the Agreement:

(v) Credit Support. As of the Closing and until the three-year anniversary of the Closing, Seller will provide a letter of credit, guaranty, surety bond or other credit support (the “Credit Support”) of Four Million Five Hundred Thousand Dollars ($4,500,000) to Celestica LLC or its Affiliates. The Credit Support will be in form and substance acceptable to Celestica. By its terms, such letter of credit, guaranty, surety bond or other credit support will remain in place until the three-year anniversary of the Closing Date; provided, that it may be reduced to a lower amount if, and for the periods during which, Celestica LLC reduces its credit requirements so that the Business can maintain adequate credit with Celestica to continue operating in the ordinary course; provided, further, that it will be increased to an amount of Four Million Five Hundred Thousand Dollars ($4,500,000) at the request of Buyer if at any time prior to the three-year anniversary of the Closing, Celestica increases its credit requirements for the Business. Seller’s Credit Support obligations pursuant to this Section 3.3(b)(v) shall expire upon a Change of Control.

20. Addition of Section 3.3(b)(vii) to the Purchase Agreement. The following Section 3.3(b)(vii) is hereby added to the Agreement:

(vii) WebMethods. Amendment No. 2 to the Software License Agreement dated September 26, 2002, by and between Software AG USA, Inc. (formerly known as webMethods, Inc.) and Seller as attached hereto as Attachment 1 (“Amendment No. 2”) shall be in full force and effect as of the Closing, and no further amendments shall have been made to the Software License Agreement.

21. Amendment of Section 4.2 of the Purchase Agreement. Section 4.2 (Governmental Approvals) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

22. Amendment of Section 4.7 of the Purchase Agreement. Section 4.7 (Company Financial Statements) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

23. Amendment of Section 4.8 of the Purchase Agreement. Section 4.8 (Taxes) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

24. Amendment of Section 4.9 of the Purchase Agreement. Section 4.9(a) (Personal Property) of the Purchase Agreement is hereby deleted and replaced with “(a) [Intentionally Deleted]”. Section 4.9(c) (Personal Property) of the Purchase Agreement is hereby deleted and replaced with “(c) [Intentionally Deleted]”.

25. Amendment of Section 4.10 of the Purchase Agreement. Section 4.10 (Real Property) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

26. Amendment of Section 4.11 of the Purchase Agreement. Section 4.11 (Environmental Matters) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

27. Amendment of Section 4.12 of the Purchase Agreement. Each of subsections (a), (b), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (o) of Section 4.12 (Intellectual Property) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

28. Amendment of Section 4.13 of the Purchase Agreement. Section 4.13 (Contracts) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

29. Amendment of Section 4.14 of the Purchase Agreement. Section 4.14 (Customers, Contract Manufacturers and Suppliers) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

30. Amendment of Section 4.15 of the Purchase Agreement. Section 4.15 (Employee Matters) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

31. Amendment of Section 4.16 of the Purchase Agreement. Section 4.16 (Employee Benefit Plans) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

32. Amendment of Section 4.17 of the Purchase Agreement. Section 4.17 (International Employee Benefit Plans) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

33. Amendment of Section 4.18 of the Purchase Agreement. Section 4.18 (Insurance) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

34. Amendment of Section 4.19 of the Purchase Agreement. Section 4.19 (Legal Proceedings) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

35. Amendment of Section 4.20 of the Purchase Agreement. Section 4.20 (Compliance with Laws; Permits) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

36. Amendment of Section 4.22 of the Purchase Agreement. Section 4.22 (Brokerage Fees) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

37. Amendment of Section 4.23 of the Purchase Agreement. Section 4.23 (Transaction Bonuses) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

38. Amendment of Section 4.24 of the Purchase Agreement. Section 4.24 (Bank Accounts) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

39. Amendment of Section 4.25 of the Purchase Agreement. Section 4.25 (Affiliated Transactions) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

40. Amendment of Section 4.26 of the Purchase Agreement. Section 4.26 (Credit Support) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

41. Amendment of Section 5.3 of the Purchase Agreement. Section 5.3 (Governmental Approvals) of the Purchase Agreement is hereby deleted and replaced with “[Intentionally Deleted]”.

42. Amendment of Section 5.5(a) of the Purchase Agreement. The words “the three executed commitment letters of even date herewith (the “Equity Commitment Letters”)” in the first sentence of Section 5.5(a) of the Purchase Agreement are hereby deleted and replaced with “the two executed commitment letters of even date herewith, the acknowledgement with respect thereto dated October 22, 2012 and the equity commitment letter dated October 22, 2012 (and specifically excluding the equity commitment letter regarding the Side Letter which was terminated as of October 22, 2012) (together, the “Equity Commitment Letters”)”. The second sentence of Section 5.5(a) of the Purchase Agreement (i.e. “The aggregate proceeds…”) is hereby deleted and replaced with the following: “The aggregate proceeds contemplated by the Equity Commitment Letters are sufficient to enable Buyer to (i) pay the full Adjusted Purchase Price and (ii) pay all amounts due pursuant to Section 2.1(j) of this Agreement.”

43. Amendment of Section 5.6 of the Purchase Agreement. The second sentence of Section 5.6 of the Purchase Agreement (i.e., “Buyer will have sufficient funds to pay…”) is hereby deleted and replaced with the following: “Buyer will have sufficient funds to pay any and all amounts due and payable by Buyer under Section 2.1(h) of this Agreement upon determination of the Final Adjusted Purchase Price, if and when such funds become due and payable by Buyer under the terms of this Agreement.”

44. Amendment of Section 5.7 of the Purchase Agreement. The third sentence of Section 5.7 of the Purchase Agreement (i.e., “In addition Buyer will…”) is hereby deleted and replaced with the following: “In addition Buyer will, after giving effect to the payment of any and all amounts due and payable by Buyer under Section 2.1(h) of this Agreement upon determination of the Final Adjusted Purchase Price, if and when such funds become due and payable by Buyer under the terms of this Agreement, be solvent at the time of such payments.”

45. Amendment of Section 7.2(a) of the Purchase Agreement. The words “Governmental Approvals” in Section 7.2(a) of the Purchase Agreement are hereby deleted and replaced with “consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority”.

46. Amendment of Section 7.4(a) of the Purchase Agreement. The words “or the Side Letter” are hereby deleted from Section 7.4(a) of the Purchase Agreement.

47. Amendment of Section 7.5 of the Purchase Agreement. The following sentence is hereby added to the end of Section 7.5 of the Purchase Agreement:

In addition, during the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, Seller shall afford Buyer and its accountants, counsel and other representatives access to the Company and its Subsidiaries’ management team promptly upon Buyer’s reasonable request, which access shall be without Seller or lawyer supervision.

48. Addition of Section 7.13 to the Purchase Agreement. The following Section 7.13 is hereby added to the Purchase Agreement:

WebMethods License. Seller hereby agrees that it is responsible for payment of all liabilities relating to (i) all disputes between Seller and its Subsidiaries (including the Company and its Subsidiaries) and Web Methods, (ii) a perpetual license for the Company and its Subsidiaries’ stand-alone IT systems for the Software as defined in Amendment No. 2 and (iii) one year’s maintenance fees with respect to the Company and its Subsidiaries’ stand-alone IT systems for the Software as defined in Amendment No. 2.

49. Amendment of Section 11.1 of the Purchase Agreement. Section 11.1(b) is hereby deleted and replaced with “[Intentionally Deleted]”.

50. Amendment of Section 13.5 of the Purchase Agreement. The words “and the Side Letter” are hereby deleted in both places that they occur in Section 13.5 of the Purchase Agreement.

51. Amendment to Exhibit C of the Purchase Agreement. The following definitions are hereby added in alphabetical order to Exhibit C of the Purchase Agreement:

“Assumed Benefit Plans” shall mean the Employee Benefit Plans set forth on Section 4.16(a) of the Seller Disclosure Schedule delivered on May 10, 2012 in connection with the execution of the Purchase Agreement.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Company Financial Statements” shall mean the Company Balance Sheet and the unaudited consolidated statement of income of the Company and its Subsidiaries for the twelve-month period ended December 31, 2011.

“Company Material Contracts” shall mean the Contracts set forth on Section 4.13(a) of the Seller Disclosure Schedule delivered on May 10, 2012 in connection with the execution of the Purchase Agreement.

“In-License” shall mean any Contract pursuant to which a third party has licensed any Intellectual Property to the Company or any of its Subsidiaries that is a Third Party Component, material to the development of the Company Products, or otherwise material to the Business, excluding inbound licenses of Shrink-Wrap Code, Open Source Software and Overhead and Shared Services.

“Leased Real Property” shall mean any parcel of real property leased by the Company or its Subsidiaries as lessor or lessee, other than the SpectraLink Leases.

“Seller-Held Exclusive Business Contract” shall mean the Contracts set forth on Section 4.13(d) of the Seller Disclosure Schedule delivered on May 10, 2012 in connection with the execution of the Purchase Agreement.

“Seller-Held Material Business Contracts” shall mean the Contracts set forth on Section 4.13(c) of the Seller Disclosure Schedule delivered on May 10, 2012 in connection with the execution of the Purchase Agreement.

“Seller-Held Non-Exclusive Business Contract” shall mean the Contracts set forth on Section 4.13(e) of the Seller Disclosure Schedule delivered on May 10, 2012 in connection with the execution of the Purchase Agreement.

52. Effectiveness. Except as expressly set forth herein, all other provisions of the Purchase Agreement remain in full force and effect. Pursuant to Section 13.2 of the Purchase Agreement, this Amendment shall be effective and binding upon the execution of this Amendment by Buyer and Seller. Any reference in the Purchase Agreement to “this Agreement” shall hereafter be deemed to refer to such agreement as hereby amended.

53. Counterparts; Electronic Delivery. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

* * * * * * * *

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 to Purchase and Sale Agreement to be effective as of the date first above written.

MOBILE DEVICES HOLDINGS, LLC

By:	/s/ Matthew Garff
Name:	Matthew Garff
Title:	Vice President and Assistant Secretary

POLYCOM, INC.

By:	/s/ Sayed Darwish
Name:	Sayed Darwish
Title:	General Counsel

OMITTED ATTACHMENTS TO AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT

The following attachments to Amendment No. 1 to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Polycom hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Polycom reserves the right to request confidential treatment for portions of any such documents.

Attachment	Description
Attachment 1	WebMethods Amendment

Schedule 2.1(m)	Compensation